SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                             FORM 15


          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                Commission File Number 0-20227

                           Tracor, Inc.
      (Exact name of registrant as specified in its charter)

                         6500 Tracor Lane
                     Austin, Texas 78725-2000
                          (512) 926-2800
       (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive
                             offices)

                  Common Stock ($.01 par value)
     (Title of each class of securities covered by this Form)

                               None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i) [ ]
      Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii) [ ]
      Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6 [ ]
      Rule 12h-3(b)(1)(i)     [X]



        Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange
Act of 1934, Tracor, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 3, 1998            By:  /s/ John Currier
                                  ---------------------------
                                  Name:  John Currier
                                  Title: Vice President and
                                         Secretary